Exhibit 10.2

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (this “Agreement”) is entered into as of August 7, 2026, by and among Noviant Inc., a New York corporation (the “Company”), Kevin Wang, Jin Yi Wang, James L. Mo and Enbo B. Zeng (each, an “Assignor” and collectively, the “Assignors”), and, solely for purposes of Sections 5, 8, 9, 10, 12 and 14, Aether Compute LLC, a Delaware limited liability company (“Buyer”), and Aether Holdings, Inc., a Delaware corporation (“Parent”).

RECITALS

A. Assignors are founders of the Company and have created, developed, conceived, authored, acquired, registered, maintained, controlled or used certain intellectual property, technology, accounts, data, materials and assets relating to the Company and its business.

B. Buyer is acquiring sixty percent (60%) of the equity of the Company from the Assignors and Parent is providing the consideration for that acquisition.

C. Buyer and Parent require, as a condition to closing, that all Company-related intellectual property and assets be owned or validly controlled by the Company free and clear of Encumbrances.

D. Assignors desire to assign to the Company all rights described in this Agreement.

AGREEMENT

1. Assigned Rights.

Each Assignor hereby irrevocably sells, assigns, transfers, conveys and delivers to the Company all right, title and interest he currently owns worldwide in and to all intellectual property, technology, works of authorship, inventions, discoveries, improvements, data, software, source code, object code, algorithms, AI models, model weights, prompts, training data rights, data sets, databases, documentation, designs, trade secrets, know-how, domain names, websites, social media accounts, trademarks, service marks, logos, trade names, customer lists, supplier lists, business plans, financial models, product roadmaps, notes, records, contracts, credentials, accounts and other assets that relate to, were created for, were used in, are held for use in, or are necessary or useful to the business of the Company, whether created before or after formation of the Company and whether or not listed on a schedule (collectively, the “Assigned Rights”).

2. Specific Included Assets.

The Assigned Rights include all items listed on Schedule A and all: code repositories, commits, branches, issues, documentation, CI/CD pipelines, access tokens and build scripts; domain names, DNS records, websites, accounts and credentials; AI and machine learning models, training data rights, evaluation data, weights, embeddings, prompts and tuning materials; trademarks, logos, product names and goodwill; customer, prospect, vendor and partner information; inventions, patent rights, copyrights, trade secrets, database rights and moral rights; and claims, causes of action, damages, royalties and rights to sue for past, present and future infringement or misappropriation.

3. Assignment of Future Rights.

To the extent any Assigned Rights that Assignor currently owns cannot be assigned at signing, each Assignor agrees to assign such rights automatically when assignable and hereby grants to the Company an exclusive, irrevocable, perpetual, worldwide, royalty-free, fully paid, transferable and sublicensable license to use, reproduce, modify, distribute, perform, display, commercialize and otherwise exploit such rights for all purposes.

4. Moral Rights Waiver.

To the fullest extent permitted by law, each Assignor irrevocably waives and agrees never to assert any moral rights, droit moral, rights of attribution, rights of integrity or similar rights in the Assigned Rights. To the extent such rights cannot be waived, each Assignor irrevocably grants the Company the unrestricted right to exercise all such rights.

5. Delivery of Materials and Credentials.

Each Assignor shall deliver to the Company all tangible and electronic embodiments of the Assigned Rights, including source code, documentation, notebooks, devices, keys, credentials, accounts, tokens, passwords, repositories, data rooms, cloud accounts, domain accounts, registrar accounts, design files, training materials and backup copies, and shall provide Buyer and Parent evidence of such delivery.

6. Representations.

Each Assignor represents that: Assignor has full power to assign the Assigned Rights; Assignor has not assigned or encumbered the Assigned Rights to any other person; the Assigned Rights do not infringe, misappropriate or violate third-party rights; no open-source, customer, vendor, employment, contractor, academic, grant, government or other obligation restricts the Company use of the Assigned Rights except as disclosed in writing to Buyer and Parent; and all persons who contributed to the Assigned Rights have executed enforceable assignments in favor of the Company or Assignor.

7. Third-Party Components and Open Source.

Each Assignor shall identify all third party code, open-source software, models, data, APIs, libraries, tools, prompts, data sets, weights, embeddings and other components incorporated into or used with the Assigned Rights. Assignors shall provide all license terms, notices, attribution files, source availability obligations and compliance records requested by Buyer or Parent to the extent the foregoing are in Assignors’ possession and control.

8. Further Assurances.

Each Assignor shall execute and deliver all documents and take all actions requested by the Company, Buyer or Parent to evidence, perfect, register, maintain, enforce or defend the Assigned Rights, including patent, trademark, copyright, domain, repository, platform and account transfer documents therein. If an Assignor fails to do so, Assignor appoints the Company as Assignor attorney-in-fact coupled with an interest to execute such documents on Assignor behalf.

9. No Retained Rights; No Challenge.

Except as expressly approved by Buyer in writing, no Assignor retains any ownership, license, access, copy, credential, derivative right or other interest in the Assigned Rights. No Assignor shall challenge the Company ownership or validity of the Assigned Rights or assist any person in doing so.

10. Confidentiality.

Each Assignor shall keep all Assigned Rights and Company confidential information strictly confidential and shall not use or disclose them except in the authorized performance of services for the Company.

11. Remedies.

Each Assignor acknowledges that breach of this Agreement would cause irreparable harm. The Company shall be entitled to specific performance, injunctive relief and all other remedies, without posting bond.

12. Third-Party Beneficiaries.

Buyer and Parent are express third-party beneficiaries of this Agreement and may enforce it directly in accordance and if allowed by applicable law. No other person has third-party beneficiary rights.

13. Governing Law; Forum; Jury Waiver.

This Agreement shall be governed by Delaware law, except to the extent New York corporate law mandatorily governs internal Company matters. Each party submits to the exclusive jurisdiction of the Delaware courts. EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY.

14. Counterparts; Electronic Signatures.

This Agreement may be executed in counterparts and by electronic signature.

[Execution page follows]

SIGNATURE PAGE

NOVIANT INC.

By:	/s/ Kevin Wang
Name:	Kevin Wang
Title:	CEO

/s/ Kevin Wang
Kevin Wang

/s/ Jin Yi Wang
Jin Yi Wang

/s/ James L. Mo
James L. Mo

/s/ Enbo B. Zeng
Enbo B. Zeng

Acknowledged and accepted for third-party beneficiary rights:

AETHER COMPUTE LLC

By:	/s/ Nicolas Lin
Name:	Nicolas Lin
Title:	CEO

AETHER HOLDINGS, INC.

By:	/s/ Nicolas Lin
Name:	Nicolas Lin
Title:	Chairman of the Board and CEO

SCHEDULE A

Assigned Rights